Exhibit 99.1

Ginkgo Bioworks Announces Appointment of Steven Coen as Chief Financial Officer

BOSTON, Mass. May 21, 2025 – Ginkgo Bioworks (NYSE: DNA, “Ginkgo” or the “Company”), which is building the leading platform for cell programming and biosecurity, today announced that Mark Dmytruk, the Company’s Chief Financial Officer, intends to resign from his role at the Company on May 30, 2025 to accept a position at another organization and Steven Coen, CPA, the Company’s Chief Accounting Officer, will become Chief Financial Officer, effective upon Mr. Dmytruk’s resignation.

Mr. Coen joined the Company on May 1, 2023 with over 30 years of public accounting and corporate finance leadership experience. Prior to his role at Ginkgo, Mr. Coen was the Corporate Vice President and Corporate Controller for Charles River Laboratories, a publicly held global contract research organization for pharmaceutical and biotechnology companies, governmental agencies and leading academic institutions, with approximately 20,000 employees across 150 locations in over 20 countries and annual revenues of approximately $4.0 billion. Prior to that, Mr. Coen served in accounting and finance leadership roles in the technology and medical device industries after spending more than 17 years in the audit practice at Deloitte & Touche LLP.

“We thank Mark for his dedicated service to the Company and his leadership of the finance team through many transformational phases at Ginkgo and wish him well in his next opportunity,” said Jason Kelly, co-founder and CEO of Ginkgo Bioworks. “I’m excited to elevate Steve to his new role stewarding the finance and accounting functions and we’re fortunate to have the continuity of building on his experience at Ginkgo the past two years.”

“It has been a privilege to work alongside the leadership team and all the talented Bioworkers across Ginkgo,” said Mr. Dmytruk. “I am deeply grateful for the opportunity to have contributed to Ginkgo’s mission of making biology easier to engineer, and I have full confidence in Steve and the finance team to continue driving the Company’s financial vision forward.”

“Mark has built a high-performing finance organization and laid the groundwork for Ginkgo to continue driving toward our cost reduction targets and our goal of reaching Adjusted EBITDA breakeven by the end of 2026,” said Mr. Coen. “I’ve greatly enjoyed working with Mark over the past two years and am ready to build upon the financial vision and strategy he has laid out.”

Mr. Coen earned a B.S. in Accounting and an A.S. in Management from Bentley University and is a Certified Public Accountant in Massachusetts.

About Ginkgo Bioworks
Ginkgo Bioworks is the leading horizontal platform for cell programming, providing flexible, end-to-end services that solve challenges for organizations across diverse markets, from food and agriculture to pharmaceuticals to industrial and specialty chemicals. Ginkgo Biosecurity is building and deploying the next-generation infrastructure and technologies that global leaders need to predict, detect, and respond to a wide variety of biological threats. For more information, visit ginkgobioworks.com and ginkgobiosecurity.com, read our blog, or follow us on social media channels such as X (@Ginkgo and @Ginkgo_Biosec), Instagram (@GinkgoBioworks), Threads (@GinkgoBioworks), or LinkedIn.

GINKGO BIOWORKS INVESTOR CONTACT:
investors@ginkgobioworks.com

GINKGO BIOWORKS MEDIA CONTACT:
press@ginkgobioworks.com

Forward-Looking Statements of Ginkgo Bioworks
This press release contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding the transition of our chief financial officer and the timing for attaining Adjusted EBITDA breakeven. These forward-looking statements generally are identified by the words "believe," "can," "project," "potential," "expect," "anticipate," "estimate," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) our ability to realize near-term and long-term cost savings associated with our site consolidation plans, including the ability to terminate leases or find sub-lease tenants for unused facilities, (ii) volatility in the price of Ginkgo's securities due to a variety of factors, including changes in the competitive and highly regulated industries in which Ginkgo operates and plans to operate, variations in performance across competitors, and changes in laws and regulations affecting Ginkgo's business, (iii) the ability to implement business plans, forecasts, and other expectations, and to identify and realize additional business opportunities, including with respect to our solutions and tools offerings, (iv) the risk of downturns in demand for products using synthetic biology, (v) the uncertainty regarding the demand for passive monitoring programs and biosecurity services, (vi) changes to the biosecurity industry, including due to advancements in technology, emerging competition and evolution in industry demands, standards and regulations, (vii) the outcome of any pending or potential legal proceedings against Ginkgo, (viii) our ability to realize the expected benefits from and the success of our Foundry platform programs and Codebase assets, (ix) our ability to successfully develop engineered cells, bioprocesses, data packages or other deliverables, (x) the product development, production or manufacturing success of our customers, (xi) our exposure to the volatility and liquidity risks inherent in holding equity interests in other operating companies and other non-cash consideration we may receive for our services, (xii) the potential negative impact on our business of our restructuring or the failure to realize the anticipated savings associated therewith, (xiii) the uncertainty regarding government budgetary priorities and funding allocated to government agencies and (xiv) challenges and uncertainties related to management transitions. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the "Risk Factors" section of Ginkgo's annual report on Form 10-K filed with the U.S. Securities and Exchange Commission (the "SEC") on February 25, 2025 and other documents filed by Ginkgo from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Ginkgo assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Ginkgo does not give any assurance that it will achieve its expectations.